Exhibit 10.42

DOMINION RESOURCES, INC.

2014 STRATEGIC INITIATIVE PERFORMANCE GRANT

This 2014 Strategic Initiative Performance Grant is awarded by Dominion Resources, Inc., a Virginia corporation (the “Company”) to [NAME], its [TITLE].

1. The Target Amount for your Strategic Initiatives Performance Grant is [AMOUNT] and the Performance Period is January 1, 2014 to December 31, 2014.

2. Upon the completion of the Performance Period, the Committee will determine the final achievement of the Performance Criteria in its sole discretion. The achievement will be expressed as a percentage between 0% and 100%. The Company will then calculate the final amount of your Strategic Initiative Performance Grant payment by multiplying that percentage by your Target Amount. Except as provided in Section 5, the Committee will determine the time of payout of the Strategic Initiative Performance Grant, provided that in no event will payment be made later than March 15, 2015.

3. Except as provided in Section 5, your right to payout of the Strategic Initiative Performance Grant will be forfeited if your employment with the Company terminates for any reason before the end of the Performance Period.

4. Payout of the Strategic Initiative Performance Grant will be based on the progress during the Performance Period toward achievement of the following Performance Criteria:

a. Finalization of the strategic plan for the master limited partnership previously announced by the Company and its role in the long-term financial performance of the Company.

b. Development of long-term enhanced plan for generation and midstream and pipeline opportunities.

5. If, while employed by the Company, you die or become Disabled during the Performance Period, you or, in the event of your death, your Beneficiary will receive a lump sum cash payment equal to the Target Amount times a fraction, the numerator of which is the number of whole months from January 1, 2014 to the first day of the calendar month coinciding with or immediately following the date of your death or Disability, and the denominator of which is twelve (12). Payment will be made as soon as administratively feasible (and in any event within sixty (60) days)) after the date of your death or Disability, and you shall not have the right to any further payment under this Agreement. In the event of your death, payment will be made to your designated Beneficiary. If you have not designated a Beneficiary, your spouse, if any, and if none your estate shall be the Beneficiary.

6. Upon a Qualifying Change of Control prior to the end of the Performance Period, provided you have remained continuously employed with the Company to the date of the Qualifying Change of Control, you will receive a lump sum cash payment equal to the Target Amount. Payment will be made on or as soon as administratively feasible following the Qualifying Change of Control date and in no event later than sixty (60) days following the Qualifying Change of Control date.

7. Clawback of Award Payment.

a. Restatement of Financial Statements. If the Company’s financial statements are required to be restated at any time within a two (2) year period following the end of the Performance Period as a result of fraud or intentional misconduct, the Committee may, in its discretion, based on the facts and circumstances surrounding the restatement, direct the Company to recover all or a portion of the Strategic Initiative Performance Grant payout from you if your conduct directly caused or partially caused the need for the restatement.

b. Fraudulent or Intentional Misconduct. If the Company determines that you have engaged in fraudulent or intentional misconduct related to or materially affecting the Company’s business operations or your duties at the Company, the Committee may, in its discretion, based on the facts and circumstances surrounding the misconduct, direct the Company to withhold payment, or if payment has been made, to recover all or a portion of the Performance Grant payout from you.

c. Recovery of Payout. The Company reserves the right to recover the Strategic Initiative Performance Grant payout pursuant to this Section 7 by (i) seeking repayment from you; (ii) reducing the amount that would otherwise be payable to you under another Company benefit plan or compensation program to the extent permitted by applicable law; (iii) withholding future annual and long-term incentive awards or salary increases; or (iv) taking any combination of these actions.

d. No Limitation on Remedies. The Company’s right to recover the Strategic Initiative Performance Grant payout pursuant to this Section 7 shall be in addition to, and not in lieu of, actions the Company may take to remedy or discipline your misconduct including, but not limited to, termination of employment or initiation of a legal action for breach of fiduciary duty.

e. Subject to Future Rulemaking. The Strategic Initiative Performance Grant payout is subject to any claw back policies the Company may adopt in order to conform to the requirements of Section 954 of the Dodd-Frank Wall Street Reform Act and Consumer Protection Act and resulting rules issued by the Securities and Exchange Commission or national securities exchanges thereunder and that the Company determines should apply to this Strategic Initiative Performance Grant.

8. The following provisions will apply to this Strategic Initiatives Performance Grant.

a. Unless defined in this Strategic Initiatives Performance Grant, terms will have the meaning assigned to such terms in the Dominion Resources, Inc. 2005 Incentive Compensation Plan and any amendments thereto.

b. Except as provided in Section 5 upon your death, this Strategic Initiative Performance Grant is not transferable and is subject to a substantial risk of forfeiture until the end of the Performance Period.

c. This Strategic Initiative Performance Grant does not confer upon you any right with respect to continuance of employment by the Company, nor will it interfere in any way with the right of the Company to terminate your employment at any time.

d. The Company will withhold Applicable Withholding Taxes from the payout of this Strategic Initiative Performance Grant.

e. This Strategic Initiative Performance Grant shall be governed by the laws of the Commonwealth of Virginia, without regard to its choice of law provisions.

f. This Strategic Initiative Performance Grant will be binding upon and inure to the benefit of your legatees, distributes, and personal representatives and any successors of the Company.

g. This Strategic Initiative Performance Grant is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Code Section 409A”), and shall be interpreted to the maximum extent possible in accordance with such intent. To the extent necessary to comply with Code Section 409A, no payment will be made earlier than six months after your termination of employment other than for death if this Strategic Initiative Performance Grant is subject to Code Section 409A and you are a “specified employee” (within the meaning of Code Section 409A(a)(2)(B)(i)).

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